Exhibit 99.1

________________, 2021

_____________________

_____________________

_____________________

Attention:	Thomas J. Chmelik
Executive Vice President
& CFO

Re:  Notice of Redemption of Subordinated Notes Issued December 30, 2016 by MainStreet Bancshares, Inc.; Redemption Date December 31, 2021

Reference is made to the 6.25% Unsecured Fixed-to-Floating Subordinated Note Due December 31, 2026 (the “Subordinated Note”), dated December 30, 2016 between MainStreet Bancshares, Inc., as issuer (the “Company”), and _______________ (“Lender”) pursuant to which the Company issued and delivered $_____ in principal amount to Lender. Capitalized terms not defined in this notice have the meanings given to them in the Subordinated Note.

Pursuant to Section 7 of the Subordinated Note, you are hereby notified that the Company has elected to redeem all of the outstanding Subordinated Notes and that:

•	The redemption date shall be December 31, 2021 (the “Redemption Date”).
•	The redemption price for each Subordinated Note shall be 100% of the outstanding principal amount of the Subordinated Note plus accrued and unpaid interest thereon to the Redemption Date.
•	The Company will redeem all of the outstanding Subordinated Notes on the Redemption Date.
•

On the Redemption Date, the redemption price shall become due and payable upon each Subordinated Note, and interest thereon shall cease to accrue after that date, each Subordinated Note will no longer be deemed outstanding and all rights with respect to the Subordinated Notes will cease and terminate.

•	The address where the Subordinated Notes are to be surrendered for payment of the Redemption Price is:

MainStreet Bancshares, Inc.

10089 Fairfax Boulevard

Fairfax, VA  22030

Attn:  Thomas J. Chmelik

Telephone:  (703) 481-4540

•	The Subordinated Notes must be surrendered to the Company to collect the redemption price.

Lenders should consult their tax advisors regarding the withholding and other tax consequences of the redemption.

If you  have any questions with respect to this matter, or if you wish to confirm the outstanding principal amount of the Subordinated Note or the accrued and unpaid interest thereon to the Redemption Date, please contact:

Thomas J. Chmelik: by telephone at (703) 481-4540, or by email at tchmelik@mstreetbank.com.